Exhibit 24

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Reece A. Kurtenbach and Sheila M. Anderson, with full power to each act without the other, as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K of Daktronics, Inc. (the “Company”) for the Company's fiscal year ended April 30, 2022, and any or all amendments to said Annual Report, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to file the same with such other authorities as necessary, granting unto each such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed by the following persons on the dates indicated below their names.

Signature	Title	Date

By /s/ Shereta Williams	Director	June 16, 2022
Shereta Williams

By /s/ Lance D. Bultena	Director	June 16, 2022
Lance D. Bultena

By /s/ Dr. José-Marie Griffiths	Director	June 16, 2022
Dr. José-Marie Griffiths

By /s/ Reece A. Kurtenbach	Director	June 16, 2022
Reece A. Kurtenbach

By /s/ James B. Morgan	Director	June 16, 2022
James B. Morgan

By /s/ John P. Friel	Director	June 16, 2022
John P. Friel

By /s/ Kevin P. McDermott	Director	June 16, 2022
Kevin P. McDermott